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                                                                    EXHIBIT 99.3

[WEATHERFORD LOGO]                                                  NEWS RELEASE


      WEATHERFORD TO ACQUIRE CIDRA'S OPTICAL SENSING SYSTEMS BUSINESS UNIT


HOUSTON, October 24, 2001 -- Weatherford International, Inc. (NYSE: WFT) announced today that the company had signed an agreement to acquire CiDRA Corporation's Optical Sensing Systems (OSS) unit. CiDRA OSS is successfully commercializing a suite of permanent downhole fiber optic sensor systems. The technologies consist of pressure temperature gauges, flow and phase fraction systems, as well as an all-fiber in-well seismic system. This acquisition will add the critical element to Weatherford Completion Systems offering in the growing field of advanced intelligent completion and field automation systems.

CiDRA OSS technologies complement Weatherford Completion Systems growing mechanical capabilities for intelligent completion technologies by providing the means to monitor downhole well and reservoir activity. These technologies will be incorporated into Weatherford's Completion Systems division to provide customers with the ability to monitor, control and optimize production of their oil and gas reservoirs. OSS fiber optic sensing technologies have already been successfully deployed with traditional completion systems. Weatherford's goal is to quickly integrate the CiDRA OSS technologies within its new generation of intelligent completion systems.

Houston-based Weatherford International, Inc. (http://www.weatherford.com) is one of the leading global providers of innovative solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in more than 100 countries and employs approximately 13,000 people worldwide.

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Contact: Don Galletly     (713) 693-4148